UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

MALVERN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications relating to the proposed merger of Malvern Bancorp, Inc., a Pennsylvania corporation (“Malvern”) with and into First Bank (“First Bank”), immediately followed by the merger of Malvern Bank, National Association (“Malvern Bank”) with and into First Bank, with First Bank continuing as the surviving corporation in each case (collectively, the “Merger”), pursuant to the Agreement and Plan of Merger, dated December 13, 2022, by and among Malvern, Malvern Bank and First Bank:

(i)	Employee E-Mail Announcement;

(ii)	Client E-Mail Announcement; and

(iii)	Employee Communication.

Each item above was first used or made available on December 14, 2022.

The press release referred to in the communications included herein is filed as Exhibit 99.1 to the Report on Form 8-K filed by Malvern on December 14, 2022.

______________________________________________________________________________

Important Additional Information and Where to Find It

In connection with the proposed merger, Malvern shall file with the SEC, and First Bank will file with the FDIC, and mail to shareholders of First Bank and Malvern a joint proxy statement/offering circular, which will include a joint proxy statement of First Bank and Malvern and an offering circular of First Bank. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF MALVERN AND FIRST BANK ARE URGED TO READ THE JOINT PROXY STATEMENT/OFFERING CIRCULAR REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC BY FIRST BANK AND WITH THE SEC BY MALVERN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement, as well as other filings containing information about Malvern, may be obtained at the SEC’s Internet site (https://www.sec.gov/edgar) when filed by Malvern, and on the FDIC’s Internet site (https://efr.fdic.gov/fcxweb/efr/index.html), when they are filed by First Bank. You will also be able to obtain the joint proxy statement, when it is filed, free of charge, from Malvern at Malvern’s Internet site (https://ir.malvernbancorp.com/corporate-info/corporate-profile/default.aspx). Copies of the proxy statement/offering circular can also be obtained, when it becomes available, free of charge, by directing a request to First Bank, 2465 Kuser Road, Hamilton, NJ 08690, Attention: Andrew Hibshman, Executive Vice President and CFO, Telephone: (609) 643-0058 or to Malvern Bancorp, Inc., 42 E. Lancaster Ave, Paoli, PA 19301, Attention: Joseph Gangemi, Executive Vice President and CFO Telephone: (610) 695-3676.

Participants in the Solicitation

Malvern, First Bank and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Malvern or First Bank, respectively, in connection with the proposed merger. Information about the directors and executive officers of Malvern who may be deemed participants in the proxy solicitation is set forth in the proxy statement for Malvern’s 2022 annual meeting of shareholders, filed with the SEC on January 27, 2022. Information about the directors and executive officers of First Bank who may be deemed participants in the proxy solicitation is set forth in the proxy statement for First Bank’s 2022 annual meeting of shareholders, filed with the FDIC on March 30, 2022. Additional information regarding all of the participants in the solicitation, including a description of their direct and indirect interests, by securities holdings or otherwise, may be obtained by reading the joint proxy statement/offering circular regarding the proposed Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information regarding Malvern’s and First Bank’s future financial performance, business and growth strategies, projected plans and objectives, and the proposed Merger, integration of businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about First Bank and Malvern, any of which may materially change over time and some of which may be beyond First Bank’s and Malvern’s control. Forward-looking statements may be identified by use of terms such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”’ In addition to factors disclosed in First Bank’s reports filed with the FDIC, Malvern’s reports filed with the SEC and those identified elsewhere in this communication, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in First Bank’s or Malvern’s operating or expansion strategies, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of First Bank and Malvern to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of First Bank’s or Malvern’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability to obtain regulatory approvals and meet other closing conditions to the proposed Merger, including approval by First Bank’s and Malvern’s shareholders on the expected terms and schedule, delay in closing the Merger, difficulties and delays in integrating Malvern’s business or fully realizing cost savings and other benefits of the Merger, business disruption following the Merger, changes in interest rates and capital markets, inflation, customer acceptance of First Bank’s products and services, customer borrowing, repayment, investment and deposit practices, customer disintermediation, the introduction, withdrawal, success and timing of business initiatives, competitive conditions, and other risk factors. If one or more events related to these or other risks or uncertainties materialize, or if underlying assumptions prove to be incorrect, actual results may differ materially from what First Bank or Malvern anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and First Bank and Malvern do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement.

FROM: ANTHONY C. WEAGLEY

TO: ALL MALVERN EMPLOYEES

Dear Malvern Team Member:

I have some extremely exciting news, which you may already have heard. As announced today Malvern Bank entered into a definitive agreement to be acquired by First Bank, headquartered in Hamilton NJ. Attached please find a copy of the joint press release we issued this morning with First Bank regarding the transaction.

This strategic combination creates a high-quality bank with size and scale, with a footprint in some of the most desirable markets in the country. Our current emphasis on commercial lending, private banking and superior customer service creates a great fit with First Bank. We see this as a great opportunity for both institutions to meet the emerging pressures in the banking industry and to capitalize on the consolidated footprint, better economies of scale and improved technology aiding in higher levels of performance.

The Board of Directors and senior executive management team believe this is a transformative transaction for our institution. We plan to discuss this announcement during an “All Hands” meeting that we have scheduled tomorrow at 5:00 P.M. You should have received a calendar invitation for this meeting, and we strongly encourage you to attend.

Importantly, although we made this announcement this morning, nothing changes in terms of how we conduct our business. We will need to proceed through a series of regulatory and shareholder approvals before we are able to complete the combination.  In the interim, we continue to operate as Malvern Bank, and it is truly business as usual.

Should you have questions, please reach out to your Senior Leadership Team. Additionally, we will hold monthly meetings to provide additional information, answer questions, and explain next steps. Look for the meeting planner and join us then.

We also have established a new email box for you to submit any questions that you have regarding this transaction. We intend to communicate with all of you on an ongoing basis as we progress through the next several months preparing to consummate this combination.

Thank you all very much, and I look forward to speaking with you at 5:00 PM on our “All Hands”.

Regards,

Tony

FROM: ANTHONY C. WEAGLEY

TO: MALVERN CLIENTS

Dear Valued Client:

I have some very exciting news, which you may already have heard. As announced today Malvern Bank entered into a definitive agreement to be acquired by First Bank, headquartered in Hamilton NJ. Attached please find a copy of the joint press release we issued this morning with First Bank regarding the transaction.

This merger creates a high-quality bank with size and scale, with a footprint in some of the most desirable markets in the country. Our current emphasis on commercial lending, private banking and superior customer service creates a great fit with First Bank and a great opportunity to further enhance the products and services available to you with a larger banking platform and balance sheet.

The outstanding banking experience and relationships you’ve grown to rely on from us will continue with that same level of commitment from First Bank when the two banks merge together next year, pending regulatory and shareholder approval. Therefore, there are no immediate changes in our service or how we conduct our business. We will need to proceed through a series of approvals before we are able to complete the combination.  In the interim, we continue to operate as Malvern Bank, and it is truly business as usual.

In the meantime, Malvern Bank will continue to serve your banking needs like we always have. And as we come together with First Bank, please know that we share many of the same principles and ideologies. We believe in growing bankers into experts and understand that our highest priority is your long-term relationship with us. You’re not a number or a series of financial transactions. We’ve served our clients and communities for 135 years and continuously strive to “go beyond your expectations”.

We look forward to serving you and continuing to nurture and build solid banking relationships. In the interim, should you have questions, please reach out to me or your relationship manager. Additionally, we expect to continue to provide timely communications to you as the transaction proceeds next year.

Very truly yours,

Tony

Background

After significant due diligence efforts by both banks’ management teams and their advisors, First Bank and Malvern Bancorp, Inc. (Malvern) reached an agreement on a strategic combination on December 13, 2022. First Bank and Malvern will enter into a merger transaction that will include Malvern shareholders receiving a combination of First Bank common stock and cash. The merger agreement has been unanimously approved by the boards of directors of both institutions and the merger is expected to be completed in the second quarter of 2023, subject to the approval of First Bank and Malvern shareholders, as well as customary regulatory approvals. The board of directors of the combined entity will include three board seats for existing Malvern directors.

Strategic Benefits of the Merger

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Enhances Scale and Builds Upon Complementary Strengths: The combined company will be strategically positioned to benefit from enhanced scale and improved opportunities for growth and profitability. First Bank has extensive experience successfully integrating with merger partners, and both management teams are intensely focused on ensuring a smooth integration. This transaction represents a great opportunity for the combined company to meet the emerging pressures in the banking industry and to capitalize on the consolidated footprint, better economies of scale, and improved technology aiding in higher levels of performance.

●

Creates a Bank with a Significant Banking Presence in the NYC to Philadelphia Corridor: The combined company will have approximately $3.6 billion in assets with 27 branches located in seven New Jersey counties, three eastern Pennsylvania counties and one Florida county. The enhanced branch footprint and strong capital base will allow the combined company to better serve the needs of small-to-mid-sized businesses. The combined company will further strengthen its deep commitment to and extensive skillset in commercial lending.

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Financially Compelling:  Pro forma calculations with respect to the combined company indicate GAAP earnings per share accretion and an internal rate of return that are financially compelling, and that management believes will create significant shareholder value. Management also believes that the combined company will generate numerous synergies that will help to drive strong financial metrics, material capital generation, and growth in tangible book value per share.

The Merger Process

All bank mergers require regulatory approval. First Bank’s management has already begun working on the regulatory application. The regulatory review process typically takes a few months but is subject to a number of factors that could accelerate or slow down the process.

In addition to regulatory approval, both First Bank and Malvern will need to receive shareholder approval in order to close the transaction. Both companies will issue a joint proxy statement and each bank will hold a shareholder meeting.

The typical timeline from the signing of the merger agreement to legal closing of the transaction is approximately six months, but this timing can vary widely based on, among other things, obtaining required regulatory approvals. The current tentative targeted closing date is June 30, 2023. After the closing of the transaction, we expect that Malvern locations will continue to be managed under their current IT infrastructure and systems for an interim period of approximately three months until system mapping details and IT logistics are finalized. The core system and IT infrastructure conversion will then occur over a single weekend, tentatively scheduled for August or September of 2023.

Malvern Operations prior to completion of the merger

In the interim period, prior to the legal closing of the transaction, Malvern will continue to operate as a stand-alone entity, under its current policies and procedures, with certain limitations that are outlined in the merger agreement. First Bank management will work with Malvern management to determine transition plans and coordinate system conversions. A project plan will be established outlining all of the steps required, and a merger team will be established. The merger team will include employees from every department at each organization. The merger team will have regular meetings to discuss the project plan.

Employment Opportunities

As in all mergers and acquisitions there will be some employee turnover. First Bank management is committed to meet with every Malvern employee, and as a growing organization, there will be a number of employment opportunities for Malvern staff.

All Malvern employees continuing with the combined entity will become First Bank employees immediately after the legal closing of the merger and will then begin to be covered by First Bank employee benefit plans. First Bank’s compensation and benefits include competitive salaries, various health benefit plan options, a 401K plan, a cash bonus plan, and an equity compensation plan. A summary of First Bank’s employee benefit plans will be provided in follow up to this communication.

All Malvern employees whose employment is terminated as a result of the transaction will receive some form of severance. For those employees who have individual employment agreements, those agreements will be honored, including any severance terms prescribed therein. For all other employees, severance benefits will equal 2 weeks of salary for each year of service with Malvern (including years of service with any of Malvern’s subsidiaries) with a minimum benefit of 4 weeks of salary and a maximum benefit of 26 weeks of salary.

We plan to discuss this transaction and the announcement during an “All Hands” meeting that we have scheduled tomorrow at 5:00 p.m. You should have received a calendar invitation for this meeting, and we strongly encourage you to attend. Senior management for both banks will be joining the call, during which we plan to provide an overview of the transaction and address any questions that you may have.

We intend to communicate with all of you on an ongoing basis as we progress through the next several months preparing to consummate this combination. In the interim, should you have questions, please reach out to your Senior Leadership Team.

Thank you all very much, and we look forward to speaking with you at our “All Hands” meeting.